EXHIBIT 2
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                               MEMBERSHIP INTEREST
                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of the 7th day of March, 2003, by and between ImmuCell Corporation, a Delaware company ("IMMUCELL"), and DMV USA LP, a Delaware partnership, on behalf of its operating division, DMV International Nutritionals ("DMV").

                                    RECITALS

         WHEREAS, pursuant to an Option Agreement dated August 3, 2001 (the "Option Agreement"), IMMUCELL granted an option to DMV to acquire IMMUCELL's membership interest in AgriCell Company, LLC ("AgriCell"); and

         WHEREAS, on February 14th, 2003, DMV gave notice of its exercise of the option and the transactions contemplated by the Option Agreement are being consummated as of the date hereof, and this Agreement is required pursuant to the Option Agreement to be delivered in connection therewith.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of one million one hundred ($1,100,000) dollars and other good and valuable consideration paid by DMV, the receipt and sufficiency of which is hereby acknowledged by IMMUCELL; the mutual benefits to be received by the respective parties; and the mutual covenants and agreements herein and in the Option Agreement, to be kept, performed and contained, IMMUCELL and DMV covenant and agree, as follows:

1. DEFINITIONS Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Option Agreement.

2.       ASSIGNMENT OF MEMBERSHIP INTEREST

         2.1. Assignment. IMMUCELL transfers, sells, assigns, and conveys to DMV all of IMMUCELL's Interest in AgriCell. The term "Interest" as used herein shall have the definition ascribed thereto in Article I of the Limited Liability Company Agreement of AgriCell Company LLC, dated as of September 10, 1996, as amended (the "Operating Agreement").

         2.2. Acceptance/Assumption. Subject to the terms and conditions of this Agreement and the Option Agreement, DMV does hereby accepts the foregoing assignment, conveyance and transfer of the IMMUCELL's Interest in AgriCell, agrees to be bound by all the terms and conditions of the Operating Agreement, and agrees to assume all obligations and liabilities of IMMUCELL with respect to it membership Interest in AgriCell.

3. ASSIGNMENT OF CLAIMS AGAINST AGRICELL ImmuCell transfers, sells, assigns and conveys to DMV any and all claims for amounts that are or may become due and payable to Immucell by AgriCell with respect to (i) amounts paid, loaned or contributed to AgriCell by ImmuCell, however charaterized; (ii) reimbursement of costs, fees, salaries or other compensation, or expenses incurred by ImmuCell on behalf of AgriCell; (iii) goods sold, services rendered, or property (of any kind or description) licensed, leased, rented or otherwise made available to AgriCell by ImmuCell, and (iv) distributions to Members of AgriCell.

4.       GENERAL PROVISIONS

         4.1. Severable Terms. The invalidity or unenforceability of any term or provision in this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.

         4.2. Waiver. Waiver of a breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or a different provision.

         4.3. Amendment. This Agreement may be amended only by the mutual written consent of the parties.

         4.4. Headings. Headings are solely for convenience and shall not be used in interpreting the text of this Agreement.

         4.5. Construction. This Agreement shall be construed and administered in accordance with the laws of the State of Delaware.

         4.6. Option Agreement. This Agreement is subject to all of the terms and conditions of the Option Agreement, which shall prevail in the event of a conflict between the provisions hereof and the provisions thereof.

         4.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.





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         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers.


IMMUCELL CORPORATION                        DMV USA LP
                                            (on behalf of its operating division
                                            DMV International Nutritionals)


By: /s/ Michael F. Brigham                  By: /s/ Steven Braun
    ----------------------                      ----------------
    Michael Brigham, President and CEO          Steven Braun, Ph.D., President






CONSENT OF NON TRANSFERRING MEMBER
----------------------------------

The undersigned, being the only non-transferring Member of AgriCell (as such term is defined in Article I of the Operating Agreement), acting pursuant to Sections 8.1 and 8.3(a) of the Operating Agreement, hereby consents to the foregoing assignment by IMMUCELL of its Interest in AgriCell to DMV, and to the admission of DMV as a Member of AgriCell.


AGRI-MARK, INC.


By: /s/ Richard Langworthy
    ----------------------
    Richard Langworthy, Senior Vice President